Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Vicki Kessler 615-320-7532
FINANCIAL CONTACT:	Harold Carpenter 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS RECORD LOAN GROWTH AND EARNINGS
OF $0.33 PER FULLY DILUTED SHARE FOR FOURTH QUARTER OF 2007
Fully diluted earnings per share of $0.35, excluding merger related expenses
     NASHVILLE, Tenn., Jan. 17, 2008 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported strong earnings and continued rapid loan growth for the quarter ended Dec. 31, 2007. Fully diluted earnings per share were $0.33 for the quarter ended Dec. 31, 2007, compared to $0.34 per fully diluted share for the quarter ended Dec. 31, 2006. Excluding merger related expenses associated with its recent acquisition of Mid-America Bancshares, Inc. on Nov. 30, 2007, fully diluted earnings per share were $0.35 for the quarter ended Dec. 31, 2007.
     Fully diluted earnings per share were $1.34 for the year ended Dec. 31, 2007, compared to $1.18 per fully diluted share for the year ended Dec. 31, 2006. Excluding merger related expenses associated with its recent acquisition of Mid-America Bancshares, fully diluted earnings per share were $1.36 for the year ended Dec. 31, 2007. For the year ended Dec. 31, 2006 fully diluted earnings per share were $1.25 excluding merger related expenses associated with the Cavalry Bancorp Inc. acquisition consummated on March 15, 2006.
     Pinnacle also reported a record $155 million in organic loan growth in the fourth quarter of 2007 which contributed to a higher provision expense for the fourth quarter of 2007 when compared to prior quarters.
FOURTH QUARTER 2007 HIGHLIGHTS:
•	Earnings:
°	Net income for the fourth quarter of 2007 was $6.2 million, up 10.6 percent from the prior year’s fourth quarter net income of $5.6 million.

°	Revenue (the sum of net interest income and noninterest income) for the quarter ended Dec. 31, 2007, amounted to $28.62 million, compared to $22.33 million for the same quarter of last year, an increase of 28.2 percent.
•	Superior credit quality:
°	Net charge-offs as a percentage of average loan balances were 0.07 percent for the year ended Dec. 31, 2007.

°	Nonperforming assets were 0.78 percent of total loans and other real estate at Dec. 31, 2007, compared to 0.54 percent at Dec. 31, 2006. Approximately $11.3 million of nonperforming assets at Dec. 31, 2007, or 0.41 percent of total loans and other real estate, were acquired from the Mid-America acquisition. As a result, nonperforming assets associated with the legacy Pinnacle franchise were 0.37 percent of total loans and other real estate at Dec. 31, 2007.

°	Past due loans over 30 days, excluding nonperforming loans, were only 0.45 percent of total loans and other real estate at Dec. 31, 2007, compared to 0.74 percent of total loans and other real estate at Dec. 31, 2006.
•	Strong balance sheet growth:
°	Loans at Dec. 31, 2007, were $2.75 billion, up $1.25 billion from $1.50 billion at Dec. 31, 2006. The annual increase in loans includes $389 million, or 26 percent, in organic growth and $863 million in loans acquired in conjunction with the Mid-America merger. Loans increased by $1.018 billion during the fourth quarter of 2007, with $155 million of the increase from organic growth, compared to $92 million in organic growth during the same quarter in 2006.

°	Total deposits at Dec. 31, 2007, were $2.93 billion, up $1.31 billion from $1.62 billion at Dec. 31, 2006. The increase includes $344 million in organic growth and $987 million in deposits acquired in conjunction with the Mid-America merger.
•	Investments in future growth:
°	Pinnacle has hired 21 highly experienced associates for the denovo expansion to Knoxville that was announced on April 9, 2007. Pinnacle opened a full service office in May, a loan production office in the Fountain

City area of Knoxville in June and is involved in ongoing negotiations on another full service Knoxville location which is expected to open during the last half of 2008. Costs of the Knoxville expansion negatively impacted earnings in 2007 by approximately $0.08 per fully-diluted share for the full year and $0.03 per fully-diluted share in the fourth quarter of 2007.
°	Pinnacle’s total associate base at Dec. 31, 2007, including the Knoxville expansion and the Mid-America merger, was 702 full-time equivalents (FTEs). Approximately 220 FTEs were added to Pinnacle’s associate base in conjunction with the Mid-America merger. Excluding Mid-America, Pinnacle’s associate base increased by 78 associates, or by 19.3 percent, during 2007.

°	The in-market acquisition of Mid-America was completed on Nov. 30, 2007 adding 11 branches in the Nashville MSA, including three counties not previously served by Pinnacle.
•	Market Share:
°	Based on FDIC market share data as of June 30, 2007, completion of the Mid-America acquisition provides Pinnacle with a No. 4 market share position in the Nashville MSA with only 8.7 percent of deposits leaving significant opportunity for continued dramatic growth. This places Pinnacle behind Regions, SunTrust and Bank of America — all out-of-state regional banks with negative market share trends in Nashville.
     “We believe our simple but aggressive plan to hire the best, most experienced bankers in the market will continue to distinguish Pinnacle’s financial performance from that of the banks with whom we compete,” said M. Terry Turner, Pinnacle’s president and CEO. “At a time when most banks are experiencing slowing loan demand and increasing credit costs, Pinnacle’s fourth quarter organic loan growth was the largest in the firm’s history. Our charge-offs were only 0.07 percent of average loans. We believe this performance compares very favorably to our peers.
     “We also remain confident about our potential in the Knoxville market. We established aggressive balance sheet growth goals for our Knoxville expansion believing we could replicate our Nashville model there. Our Knoxville associates exceeded our target for loan growth with approximately $109 million in loans outstanding at Dec. 31, 2007, just eight months following our office opening. This is well ahead of the pace we set in Nashville in our first eight months of operations,” said Turner.
FINANCIAL PERFORMANCE AND BALANCE SHEET GROWTH
•	Return on average assets for fourth quarter 2007 was 0.89 percent compared to 1.07 percent for the fourth quarter of 2006. Excluding the impact of the Knoxville expansion and Mid-America merger expenses, return on average assets for the fourth quarter of 2007 would have approximated 1.02 percent.

•	Return on average stockholders’ equity for the quarter ended Dec. 31, 2007, was 8.00 percent compared to 8.83 percent for the fourth quarter of 2006. Excluding the impact of the Knoxville expansion and Mid-America merger expenses, return on average stockholders’ equity for the fourth quarter of 2007 would have approximated 9.20 percent. Return on average tangible stockholders’ equity (average stockholders’ equity less goodwill and core deposit intangibles) for the quarter ended Dec. 31, 2007, was 17.65 percent.
     Total assets grew to $3.80 billion as of Dec. 31, 2007, up $1.66 billion from the $2.14 billion reported at the same time last year. The increase in assets includes $536 million in organic growth and $1.12 billion in assets acquired in conjunction with the Mid-America merger. The securities to total assets ratio decreased from 16.17 percent at Dec. 31, 2006, to 13.75 percent at Dec. 31, 2007.
CREDIT QUALITY
•	Provision for loan losses was $2,260,000 for the fourth quarter of 2007, compared to $1,051,000 in the fourth quarter of 2006.
°	During the fourth quarter of 2007, the firm recorded net charge-offs of $462,000, compared to net charge-offs of $105,000 during the same period in 2006. Annualized net charge-offs to total average loans were 0.07 percent for the year ended Dec. 31, 2007, compared to 0.05 percent for the same period in 2006.

°	The increase in provision expense between the fourth quarter of 2007 and the fourth quarter of 2006 was primarily due to the increase in loan balances recorded during the fourth quarter of 2007 over the amount recorded in the fourth quarter of 2006.
•	Allowance for loan losses represented 1.04 percent of total loans at Dec. 31, 2007, compared to 1.08 percent a year ago.
°	Nonperforming assets as a percentage of total loans and other real estate increased to 0.78 percent at Dec. 31, 2007, from 0.54 percent at Dec. 31, 2006.

°	Loan balances (excluding nonperforming loans) with payments past due more than 30 days as a percentage of total loans and other real estate decreased to 0.45 percent at Dec. 31, 2007, from 0.74 percent at Dec. 31, 2006.

°	The ratio of the allowance for loan losses to nonperforming loans was 144.7 percent at Dec. 31, 2007, compared to 228.0 percent at Dec. 31, 2006.
     “There is no doubt that the health of Nashville’s residential real estate market is not as good today as it was a year ago. Yet, compared to other large urban markets in the Southeast and around the country, Nashville is holding up very well. We are cautiously optimistic that our disciplined real estate lending practices and other actions we implemented in 2007 will continue to benefit our asset quality metrics in 2008,” said Turner.
     Pinnacle reported that approximately 52 percent of its nonperforming assets were related to residential construction.
REVENUE
•	Net interest income for fourth quarter 2007 was $22.01 million, compared to $17.39 million for the same quarter last year, an increase of 26.5 percent.
°	Net interest margin for the fourth quarter of 2007 was 3.49 percent, compared to a net interest margin of 3.74 percent for the same period last year.
•	Noninterest income for fourth quarter 2007 was $6.61 million, a 34.0 percent increase over the $4.93 million recorded during the same quarter in 2006.

     “After one month of combined operations, the Mid-America merger contributed approximately $3.1 million to our net interest income in the fourth quarter,” said Harold Carpenter, chief financial officer of Pinnacle Financial Partners. “Mid-America’s net interest margin improved in recent months such that its net interest margin approximated 3.43 percent in December. Additionally, recent Fed funds decreases have not materially impacted our net interest margins. We do, however, anticipate continued rate decreases in 2008, which will require our continued focus for the remainder of 2008. To mitigate the impact of these decreases, we will continue to reduce the cost of our short-term and maturing funding sources to the extent possible; however, in a competitive marketplace like Nashville, we will always prioritize maintaining valuable customer relationships above short-term margin considerations”
     Carpenter also reported that the firm reduced interest income by approximately $202,000 during the fourth quarter of 2007 as a result of loans being transferred to nonperforming status.
     The 34.0 percent increase in noninterest income between the fourth quarter of 2007 and the fourth quarter of 2006 was due primarily to increased revenues from existing customers, the continued addition of financial advisors, approximately $543,000 in fees from Mid-America recognized in the fourth quarter of 2007, record investment sales commissions from Pinnacle Asset Management and record gains on the sales of mortgage loans from the firm’s mortgage origination unit. During 2007, Pinnacle’s mortgage origination unit sold $166.4 million of mortgage loans compared to $132.9 million in 2006, an increase of 25.2 percent.
     Noninterest income during the fourth quarter of 2007 represented approximately 23.10 percent of total revenues, compared to 22.10 percent for the same quarter in 2006.
NONINTEREST EXPENSE
•	Noninterest expense for the quarter ended Dec. 31, 2007, was $17.76 million ($17.09 million, excluding merger expenses) compared to $13.14 million in the fourth quarter of 2006. Approximately $691,000 of noninterest expense was associated with the Knoxville expansion and approximately $1.72 million of noninterest expense was associated with the former Mid-America franchise during the quarter (exclusive of merger related expenses).

•	Compensation expense increased to $9.98 million during the fourth quarter of 2007, compared to $8.15 million during the fourth quarter of 2006, an increase of 22.5 percent.

•	During the fourth quarter of 2007 Pinnacle recognized compensation expense related to the expensing of stock options in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”) of approximately $451,000, compared to $303,000 during the same quarter of 2006. For the year ended Dec. 31, 2007, Pinnacle recognized $1.70 million in equity compensation expense related to the expensing of stock options, compared to $1.01 million during 2006.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 62.1 percent during the fourth quarter of 2007 compared to 62.2 percent for the third quarter of 2007 and 58.8 percent in the fourth quarter of 2006. Excluding merger related expenses, the efficiency ratio was 59.8 percent in the fourth quarter of 2007 compared to an efficiency ratio of 58.6 percent in the fourth quarter of 2006.
     Carpenter noted that linked quarter expense growth of $2.7 million between the third and fourth quarters of 2007 was primarily attributable to increased expenses from the Knoxville expansion, the Mid-America merger, the increased number of associates and increasing variable costs associated with the dramatic growth of the firm.
PROGRESS OF THE MID-AMERICA ACQUISITION
     On Aug. 15, 2007, Pinnacle reported that the firm had entered into a definitive agreement to acquire the stock of Mid-America Bancshares Inc., a two-bank holding company headquartered in Nashville, Tenn., with assets of approximately $1.1 billion. Pinnacle completed the acquisition of Mid-America on Nov. 30, 2007.
     “At this point, we have completed or planned actions that should enable us to achieve our $7 million first-year synergy target,” said Turner. “Additionally, we expect that total deal costs, including those costs incurred by Mid-America prior to Nov. 30, 2007, will approximate the $19 million that we initially forecasted at the time of the announcement. Included in that amount is approximately $6.2 million which will be incurred as merger related expense during

2008. We remain on plan to complete systems conversions and all other major integration milestones during the first quarter of 2008.
     “Many times it is difficult for high-growth companies to acquire other companies without sacrificing balance sheet and earnings growth for some period of time. It is particularly difficult to continue marketing momentum during the merger integration period. We are pleased to report that during the last half of 2007, Pinnacle experienced organic loan growth of $223 million while Mid-America grew its loan balances by $100 million, which represents more combined organic loan growth than the entities had experienced over previous comparable time periods. This is a great tribute to our associates at both Pinnacle and the former Mid-America who continue to take advantage of the competitive vulnerabilities in the market and execute our growth strategies with precision.”
INVESTMENT OUTLOOK
     Management has developed several financial forecast scenarios for the next several quarters. Based on anticipated growth trends and future investments in the franchise, including the impact of the Knoxville expansion, Pinnacle estimates its first quarter 2008 diluted earnings per share will approximate $0.32 to $0.36 per fully diluted share, excluding merger related expenses and that its 2008 diluted earnings per share will approximate $1.56 to $1.68 per fully diluted share, excluding merger related expenses. Pinnacle noted that its first quarter 2008 results will be impacted by yet to be realized synergies from Mid-America, compensation increases, and anticipated seasonality in noninterest bearing deposit balances. Concerning the Knoxville expansion, Pinnacle anticipates that Knoxville will be modestly accretive in 2008.
     As noted previously, management has developed several scenarios under which these estimates can be achieved and believes these estimates to be reasonable based on these scenarios. However, unanticipated events or developments, including the execution of any initiative which could include the development of any markets other than metropolitan Nashville or Knoxville, any merger or acquisition, the opportunity to hire more seasoned professionals than anticipated, deterioration in economic conditions that impact our borrowers’ ability to repay their loans or the ability to grow loans significantly in excess of the levels contemplated may cause the actual results of Pinnacle to differ materially from these estimates.

     Pinnacle Financial Partners provides a full range of banking, investment and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.
     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to $3.8 billion in assets. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. The addition of Mid-America has made Pinnacle the second-largest bank holding company headquartered in Tennessee, with an anticipated 30 offices in the Nashville area once the integration is complete and two in Knoxville.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
###
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA or projected rates in the Knoxville MSA, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vii) the inability of Pinnacle to execute its expansion plans and (viii) changes in the legislative and regulatory environment. Additionally, risk factors exist in connection with Pinnacle’s merger with Mid-America including, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated, (2) disruption from the merger with customers, suppliers or employee relationships, and (3) the risk of successful integration of the two companies’ businesses. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

	December 31, 2007	December 31, 2006

ASSETS
Cash and noninterest-bearing due from banks	$76,941,931	$43,611,533
Interest-bearing deposits due from banks	24,706,966	1,041,174
Federal funds sold and other	20,854,966	47,866,143

Cash and cash equivalents	122,503,863	92,518,850
Securities available-for-sale, at fair value	495,651,939	319,237,428
Securities held-to-maturity (fair value of $26,883,473 and $26,594,235 at December 31, 2007 and 2006, respectively)	27,033,356	27,256,876
Mortgage loans held-for-sale	11,251,652	5,654,381
Loans	2,749,640,689	1,497,734,824
Less allowance for loan losses	(28,470,207)	(16,117,978)

Loans, net	2,721,170,482	1,481,616,846
Premises and equipment, net	68,385,946	36,285,796
Investments in unconsolidated subsidiaries and other entities	22,636,029	16,200,684
Accrued interest receivable	18,383,004	11,019,173
Goodwill	243,687,885	114,287,640
Core deposit intangible	17,325,988	11,385,006
Other assets	53,204,117	26,724,183

Total assets	$3,801,234,261	$2,142,186,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$400,120,147	$300,977,814
Interest-bearing demand	410,661,187	236,674,425
Savings and money market accounts	742,354,465	485,935,897
Time	1,372,183,317	598,823,167

Total deposits	2,925,319,116	1,622,411,303
Securities sold under agreements to repurchase	156,070,830	141,015,761
Federal Home Loan Bank advances and other borrowings	141,666,133	53,725,833
Subordinated debt	82,476,000	51,548,000
Accrued interest payable	10,374,538	4,952,422
Other liabilities	18,912,434	12,516,523

Total liabilities	3,334,819,051	1,886,169,842

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $1.00; 90,000,000 shares authorized; 22,264,817 issued and outstanding at December 31, 2007 and 15,446,074 issued and outstanding at December 31, 2006	22,264,817	15,446,074
Additional paid-in capital	390,977,308	211,502,516
Retained earnings	54,150,679	31,109,324
Accumulated other comprehensive loss, net	(977,594)	(2,040,893)

Stockholders’ equity	466,415,210	256,017,021

Total liabilities and stockholders’ equity	$3,801,234,261	$2,142,186,863

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest income:
Loans, including fees	$37,605,268	$27,809,767	$129,888,784	$92,005,602
Securities:
Taxable	3,833,771	3,364,168	13,961,714	12,614,623
Tax-exempt	959,662	599,182	3,066,519	2,016,044
Federal funds sold and other	939,052	1,467,809	4,014,424	3,059,750

Total interest income	43,337,753	33,240,926	150,931,441	109,696,019

Interest expense:
Deposits	17,634,417	12,818,282	61,671,734	40,032,020
Securities sold under agreements to repurchase	1,707,323	1,759,944	7,371,490	4,329,327
Federal Home Loan Bank advances and other borrowings	1,987,150	1,271,218	6,176,205	4,381,878

Total interest expense	21,328,890	15,849,444	75,219,429	48,743,225

Net interest income	22,008,863	17,391,482	75,712,012	60,952,794
Provision for loan losses	2,259,813	1,051,394	4,719,841	3,732,032

Net interest income after provision for loan losses	19,749,050	16,340,088	70,992,171	57,220,762

Noninterest income:
Service charges on deposit accounts	2,257,830	1,494,021	7,941,029	4,645,685
Investment sales commissions	1,002,303	651,777	3,455,808	2,463,205
Insurance sales commissions	657,602	559,756	2,486,884	2,122,702
Gain on loans and loan participations sold, net	477,194	582,575	1,858,077	1,868,184
Trust fees	596,364	504,845	1,908,440	1,180,839
Gain on sale of investment securities	16,472	—	16,472	—
Other noninterest income	1,604,299	1,141,311	4,854,217	3,505,903

Total noninterest income	6,612,064	4,934,285	22,520,927	15,786,518

Noninterest expense:
Compensation and employee benefits	9,977,978	8,154,910	36,145,588	27,469,275
Equipment and occupancy	3,050,938	2,196,328	10,260,915	7,521,602
Other real estate	88,184	2,085	160,367	2,169
Marketing and other business development	619,363	334,690	1,676,455	1,234,497
Postage and supplies	542,070	391,740	1,995,267	1,510,048
Amortization of core deposit intangible	596,756	534,895	2,144,018	1,783,230
Other noninterest expense	2,264,739	1,467,860	7,475,072	5,467,608
Merger related expense	621,883	53,097	621,883	1,635,831

Total noninterest expense	17,761,911	13,135,605	60,479,565	46,624,260

Income before income taxes	8,599,203	8,138,768	33,033,533	26,383,020
Income tax expense	2,357,363	2,492,875	9,992,178	8,455,987

Net income	$6,241,840	$5,645,893	$23,041,355	$17,927,033

Per share information:
Basic net income per common share	$0.35	$0.37	$1.43	$1.28

Diluted net income per common share	$0.33	$0.34	$1.34	$1.18

Weighted average shares outstanding:
Basic	17,753,661	15,393,735	16,100,076	13,954,077
Diluted	19,110,851	16,655,349	17,255,543	15,156,837

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	December 31, 2007			December 31, 2006
	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$2,063,442	$37,606	7.23%	$1,442,730	$27,810	7.65%
Securities:
Taxable	309,353	3,834	4.92%	268,786	3,364	4.97%
Tax-exempt (1)	100,789	959	4.98%	65,640	599	4.78%
Federal funds sold and other	68,215	939	5.71%	102,603	1,468	5.78%

Total interest-earning assets	2,541,799	$43,338	6.82%	1,879,759	$33,241	7.06%

Nonearning assets:
Intangible assets	169,140			126,408
Other nonearning assets	80,730			90,726

Total assets	$2,791,669			$2,096,893

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$284,121	$2,083	2.91%	$210,620	$1,542	2.91%
Savings and money market	599,127	4,497	2.98%	487,500	4,149	3.38%
Certificates of deposit	924,859	11,055	4.74%	605,649	7,127	4.67%

Total interest-bearing deposits	1,808,107	17,635	3.87%	1,303,769	12,818	3.90%
Securities sold under agreements to repurchase	201,605	1,707	3.36%	154,483	1,760	4.52%
Federal Home Loan Bank advances and other borrowings	57,970	673	4.61%	30,783	383	4.94%
Subordinated debt	72,391	1,314	7.20%	51,548	889	6.84%

Total interest-bearing liabilities	2,140,073	21,329	3.95%	1,540,583	15,850	4.08%
Noninterest-bearing deposits	327,866	—	—	292,996	—	—

Total deposits and interest-bearing liabilities	2,467,939	$21,329	3.43%	1,833,579	$15,850	3.43%

Other liabilities	14,299			9,553
Stockholders’ equity	309,431			253,761

	$2,791,669			$2,096,893

Net interest income		$22,009			$17,391

Net interest spread (2)			2.87%			2.98%
Net interest margin (3)			3.49%			3.74%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Year ended			Year ended
(dollars in thousands)	December 31, 2007			December 31, 2006

	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$1,723,361	$129,889	7.54%	$1,226,803	$92,006	7.50%
Securities:
Taxable	280,668	13,962	4.97%	254,906	12,615	4.95%
Tax-exempt (1)	82,001	3,066	4.93%	54,270	2,016	4.90%
Federal funds sold and other	72,344	4,014	5.57%	53,562	3,059	6.87%

Total interest-earning assets	2,158,374	$150,931	7.04%	1,589,541	$109,696	6.95%

Nonearning assets:
Intangible assets	135,893			100,107
Other nonearning assets	93,782			89,568

Total assets	$2,388,049			$1,779,216

Interest-bearing liabilities:
Interest-bearing deposits Interest checking	$261,163	$8,309	3.18%	$171,637	$4,074	2.37%
Savings and money market	535,468	17,618	3.29%	435,082	13,532	3.11%
Certificates of deposit	727,724	35,745	4.91%	516,394	22,426	4.34%

Total interest-bearing deposits	1,524,355	61,672	4.05%	1,123,113	40,032	3.56%
Securities sold under agreements to repurchase	181,621	7,371	4.06%	101,144	4,329	4.28%
Federal Home Loan Bank advances and other borrowings	44,072	2,211	5.02%	39,728	1,878	4.68%
Subordinated debt	56,759	3,965	6.98%	37,372	2,504	6.70%

Total interest-bearing liabilities	1,806,807	75,219	4.16%	1,301,357	48,743	3.75%
Noninterest-bearing deposits	291,983	—	—	259,585	—	—

Total deposits and interest-bearing liabilities	2,098,790	$75,219	3.58%	1,560,942	$48,743	3.12%

Other liabilities	13,108			11,105
Stockholders’ equity	276,151			207,169

	$2,388,049			$1,779,216

Net interest income		$75,712			$60,953

Net interest spread (2)			2.88%			3.20%
Net interest margin (3)			3.55%			3.90%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	Dec	Sept	June	Mar	Dec	Sept
(dollars in thousands, except per share data)	2007	2007	2007	2007	2006	2006

Balance sheet data, at quarter end:
Total assets	$3,801,234	2,368,079	2,315,327	2,193,132	2,142,187	2,052,252
Total loans	2,749,641	1,731,245	1,663,030	1,553,980	1,497,735	1,405,401
Allowance for loan losses	(28,470)	(17,978)	(17,375)	(16,792)	(16,118)	(15,172)
Securities	522,685	352,222	339,781	340,255	346,494	330,759
Noninterest-bearing deposits	400,120	316,542	294,631	306,885	300,978	306,296
Total deposits	2,925,319	1,826,884	1,797,536	1,700,132	1,622,411	1,585,238
Securities sold under agreements to repurchase	156,071	145,332	140,443	116,952	141,016	122,354
Advances from FHLB and other borrowings	141,666	55,671	46,699	46,619	53,726	28,739
Subordinated debt	82,476	51,548	51,548	51,548	51,548	51,548
Total stockholders’ equity	466,415	274,636	265,194	262,917	256,017	249,059

Balance sheet data, quarterly averages:
Total assets	$2,791,669	2,378,501	2,229,227	2,149,928	2,096,893	1,987,236
Total loans	2,063,442	1,697,862	1,598,967	1,530,771	1,442,730	1,375,036
Securities	410,142	347,423	347,081	345,630	334,426	317,332
Total earning assets	2,541,799	2,151,583	2,004,884	1,932,298	1,879,759	1,751,559
Noninterest-bearing deposits	327,866	293,701	276,241	269,864	292,996	281,812
Total deposits	2,135,973	1,814,135	1,678,036	1,634,513	1,596,765	1,535,667
Securities sold under agreements to repurchase	201,605	194,774	172,872	157,180	154,483	122,292
Advances from FHLB and other borrowings	57,970	29,946	38,516	37,828	29,817	33,299
Subordinated debt	72,391	51,548	51,548	51,548	51,548	36,084
Total stockholders’ equity	309,431	271,653	264,055	259,466	253,761	244,980

Statement of operations data, for the three months ended:
Interest income	$43,338	38,347	35,508	33,739	33,241	31,340
Interest expense	21,329	19,387	17,847	16,657	15,850	14,181

Net interest income	22,009	18,960	17,661	17,082	17,391	17,159
Provision for loan losses	2,260	772	900	788	1,051	587

Net interest income after provision for loan losses	19,749	18,188	16,761	16,294	16,340	16,572
Noninterest income	6,612	5,332	5,552	5,026	4,934	4,424
Noninterest expense	17,762	15,110	14,484	13,124	13,135	13,054

Income before taxes	8,599	8,410	7,828	8,196	8,139	7,942
Income tax expense	2,357	2,638	2,402	2,594	2,493	2,595

Net income	$6,242	5,772	5,426	5,602	5,646	5,347

Profitability and other ratios:
Return on avg. assets (1)	0.89%	0.96%	0.98%	1.06%	1.07%	1.07%
Return on avg. equity (1)	8.00%	8.43%	8.24%	8.76%	8.83%	8.66%
Net interest margin (2)	3.49%	3.54%	3.58%	3.64%	3.74%	3.95%
Noninterest income to total revenue (3)	23.10%	21.95%	23.92%	22.73%	22.10%	20.50%
Noninterest income to avg. assets (1)	0.94%	0.89%	1.00%	0.95%	0.93%	0.89%
Noninterest exp. to avg. assets (1)	2.52%	2.52%	2.61%	2.48%	2.49%	2.63%
Efficiency ratio (4)	62.06%	62.20%	62.40%	59.36%	58.84%	60.48%
Avg. loans to average deposits	96.60%	93.59%	95.29%	93.65%	90.40%	89.50%
Securities to total assets	13.75%	14.87%	14.68%	15.51%	16.17%	16.12%
Average interest-earning assets to average interest-bearing liabilities	118.77%	119.75%	119.75%	119.75%	122.00%	121.20%
Brokered time deposits to total deposits	9.48%	8.04%	8.17%	5.83%	3.71%	4.50%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	Dec	Sept	June	Mar	Dec	Sept
(dollars in thousands, except per share data)	2007	2007	2007	2007	2006	2006

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$19,677	2,364	2,392	4,705	7,070	3,477
Other real estate	1,673	878	687	927	995	—
Past due loans over 90 days and still accruing interest	1,613	633	606	98	737	1,123
Net loan charge-offs (6)	462	169	317	114	105	101
Allowance for loan losses to total loans	1.04%	1.04%	1.04%	1.08%	1.08%	1.08%
Allowance for loan losses to nonaccrual loans	144.7%	760.5%	726.4%	356.9%	228.0%	436.4%
As a percentage of total loans and ORE:
Past due loans over 30 days	0.45%	0.38%	0.31%	0.33%	0.74%	0.69%
Nonperforming assets	0.78%	0.19%	0.19%	0.36%	0.54%	0.25%
Potential problem loans (5)	0.56%	0.40%	0.16%	0.21%	0.24%	0.77%
Annualized net loan charge-offs year-to-date to avg. loans (6)	0.07%	0.05%	0.06%	0.03%	0.05%	0.05%
Avg. commercial loan internal risk ratings (5)	4.1	4.1	4.1	4.1	4.1	4.1
Avg. loan account balances (7)	$160	169	164	156	140	132

Interest rates and yields:
Loans	7.23%	7.65%	7.66%	7.68%	7.65%	7.72%
Securities	4.92%	4.99%	4.98%	4.96%	4.97%	4.91%
Total earning assets	6.82%	7.12%	7.15%	7.13%	7.06%	7.14%
Total deposits, including non-interest bearing	3.28%	3.51%	3.46%	3.36%	3.18%	3.05%
Securities sold under agreements to repurchase	3.36%	4.20%	4.39%	4.42%	4.52%	4.49%
FHLB advances and other borrowings	4.61%	5.10%	5.19%	5.36%	4.94%	4.57%
Subordinated debt	7.20%	6.90%	6.84%	6.89%	6.84%	6.75%
Total deposits and interest-bearing liabilities	3.43%	3.68%	3.67%	3.59%	3.43%	3.26%

Capital ratios (8):
Stockholders’ equity to total assets	12.3%	11.6%	11.5%	12.0%	11.9%	12.1%
Leverage	11.6%	9.2%	9.5%	9.5%	9.5%	9.2%
Tier one risk-based	9.5%	10.4%	10.4%	10.9%	10.9%	10.6%
Total risk-based	10.4%	11.3%	11.3%	11.8%	11.8%	12.0%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	Dec	Sept	June	Mar	Dec	Sept
(dollars in thousands, except per share data)	2007	2007	2007	2007	2006	2006

Per share data:
Earnings — basic	$0.35	0.37	0.35	0.36	0.37	0.35
Earnings — diluted	$0.33	0.35	0.33	0.34	0.34	0.32
Book value at quarter end (9)	$20.95	17.66	17.06	16.93	16.57	16.16

Weighted avg. shares — basic	17,753,661	15,503,284	15,494,522	15,433,442	15,393,735	15,393,735
Weighted avg. shares — diluted	19,110,851	16,609,328	16,664,213	16,617,484	16,655,349	16,655,349
Common shares outstanding	22,264,817	15,553,037	15,545,581	15,530,975	15,446,074	15,409,341

Investor information:
Closing sales price	$25.42	28.82	29.36	30.51	33.18	35.80
High sales price during quarter	$30.93	31.31	31.48	33.85	36.17	37.41
Low sales price during quarter	$24.85	21.62	28.27	29.40	31.23	28.93

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$40,273	42,895	52,197	31,044	36,551	37,371
Gross fees (10)	$750	659	846	544	653	679
Gross fees as a percentage of mortgage loans originated	1.86%	1.54%	1.62%	1.75%	1.79%	1.82%
Commercial loan participations sold	$8	19	167	45	224	31
Gains on sales of investment securities, net	$16	—	—	—	—	—
Brokerage account assets, at quarter-end (11)	$878,000	590,000	643,000	617,000	597,000	553,000
Trust account assets, at quarter-end	$464,000	512,000	475,000	400,000	380,000	361,000
Floating rate loans as a percentage of loans (12)	41.8%	44.6%	45.5%	46.3%	46.3%	47.3%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$233,400	125,370	115,913	114,143	95,398	85,291
Core deposits to total funding (13)	58.2%	61.4%	62.3%	63.7%	63.3%	63.7%
Risk-weighted assets	$3,103,293	1,998,401	1,921,648	1,780,107	1,721,633	1,628,596
Total assets per full-time equivalent employee	$5,415	5,257	5,250	5,228	5,302	5,189
Annualized revenues per full-time equivalent employee	$161.8	213.9	211.1	210.8	219.2	218.3
Number of employees (full-time equivalent)	702.0	450.5	441.0	419.5	404.0	395.5
Associate retention rate (14)	89.7%	89.4%	88.1%	85.3%	85.1%	91.1%

Selected economic information (15):
Nashville MSA nonfarm employment	795.2	763.6	759.5	757.5	768.8	758.4
Knoxville MSA nonfarm employment	358.7	337.2	335.9	335.2	337.3	335.1
Nashville MSA unemployment	4.2%	3.5%	3.7%	4.0%	3.5%	3.5%
Knoxville MSA unemployment	3.9%	3.2%	3.4%	3.8%	3.3%	3.2%
Nashville residential median home price	$187.9	182.3	196.0	173.4	184.6	178.9
Nashville inventory of residential homes for sale	13.4	15.4	14.6	12.9	10.8	11.7

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of December 31,	As of December 31,
(dollars in thousands, except per share data)	2007	2006

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$3,801,234	$2,142,187
Less: Goodwill	(243,688)	(114,288)
Core deposit intangible	(17,326)	(11,385)

Net tangible assets	$3,540,220	$2,016,514

Tangible equity:
Total stockholders’ equity	$466,415	$256,017
Less: Goodwill	(243,688)	(114,288)
Core deposit intangible	(17,326)	(11,385)

Net tangible equity	$205,401	$130,344

Tangible equity divided by tangible assets	5.80%	6.46%

Tangible equity per common share	$9.23	$8.44

	For the three months ended		For the year ended
	December 31,		December 31,
(dollars in thousands)	2007	2006	2007	2006

Average tangible assets:
Total average assets	$2,791,669	$2,096,893	$2,388,049	$1,779,216
Less: Average intangible assets	(169,140)	(126,408)	(135,893)	(100,107)

Net average tangible assets	$2,622,529	$1,970,485	$2,252,156	$1,679,109

Average tangible equity:
Total average stockholders’ equity	$309,431	$253,761	$276,151	$207,169
Less: Average intangible assets	(169,140)	(126,408)	(135,893)	(100,107)

Net average tangible stockholders’ equity	$140,291	$127,353	$140,258	$107,062

Net income	$6,242	$5,646	$23,041	$17,927

Return on average tangible assets (annualized)	0.94%	1.14%	1.02%	1.07%

Return on average tangible stockholders’ equity (annualized)	17.65%	17.78%	16.43%	16.74%

Net income	$6,242	$5,646	$23,041	$17,927
Impact of merger related expense, net of tax	378	32	378	994

Net income before impact of merger related expense	$6,620	$5,678	$23,419	$18,921

Fully-diluted earnings per share before impact of merger related expense	$0.35	$0.34	$1.36	$1.25

Net income	$6,242	$5,646	$23,041	$17,927
Impact of Knoxville expansion, net of tax	557	—	1,546	—

Net income before impact of Knoxville expansion	$6,799	$5,646	$24,587	$17,927

Fully-diluted earnings per share before impact of Knoxville expansion	$0.36	$0.34	$1.42	$1.18

Return on average assets before impact of Knoxville expansion	0.97%	1.07%	1.03%	1.01%

Return on average equity before impact of Knoxville expansion	8.72%	8.83%	8.90%	8.65%

Return on average assets before impact of Knoxville expansion and merger expenses	1.02%	1.07%	1.05%	1.06%

Return on average equity before impact of Knoxville expansion and merger expenses	9.20%	8.88%	9.04%	9.13%

Total expenses	$17,762	$13,136	$60,480	$46,624
Less: merger expense	(622)	(53)	(622)	(1,636)

Total expenses before impact of merger related expense	$17,140	$13,083	$59,858	$44,988

Efficiency ratio before impact of merger related expense	59.89%	58.60%	60.93%	58.63%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

1.	Ratios are presented on an annualized basis.

2.	Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

3.	Total revenue is equal to the sum of net interest income and noninterest income.

4.	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

5.	Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

6.	Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

7.	Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

8.	Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows: Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets. Leverage — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets. Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets. Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

9.	Book value per share computed by dividing total stockholders’ equity by common shares outstanding

10.	Amounts are included in the statement of income in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.

11.	At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.

12.	Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.

13.	Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

14.	Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.

15.	Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.